Exhibit 4.5

RE-AMENDED AND RESTATED BUSINESS OPERATION AGREEMENT

This Re-amended and Restated Business Operation Agreement (the “Agreement”) is made and entered into by and among the following parties (the “Parties”) in Beijing on November 17, 2015.

Party A: NQ Mobile (Beijing) Co., Ltd.

Address: Room 1238-1, Building 1-B, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Party B: Beijing NQ Technology Co., Ltd. (the “NQ Technology” or the “Company”)

Address: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Party C:

Guo Lingyun, ID number: 360121197603280525

Domicile: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Zhou Xu, ID number: 110104196903103013

Domicile: Room 1601, Building 1, No.48, North Huayuan Road, Haidian District, Beijing

Shi Wenyong, ID number: 352124197711280513

Domicile: Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing

Whereas the shareholders of Party B were altered from Linyu, Zhou Xu, Shi Wenyong(the “former shareholders of Party B”) to Guo Lingyun, Zhou Xu, Shi Wenyong (the “current shareholders of Party B”), and all parties aforementioned have already reached an agreement concerning the abovementioned shareholders alteration, and agree to revise and restate the Business Operation Agreement and Revised and Restated Business Operation Agreement entered into by and among Party A, the former shareholders of Party B and Party C respectively on June 5, 2007 and June 6, 2012(the “Original Agreement”), therefore the Original Agreement shall be terminated upon the date when this Agreement come into effect, provisions of rights and obligations of each party hereto shall be subject to this Agreement. Re-amended and Restated Business Operation Agreement is reached as follows:

1.	Party A is a wholly foreign-owned enterprise which is registered and established and continuously exists within the territory of the People’s Republic of China.

2.	Party B is a limited-liability company which is registered and established by natural persons within the territory of the People’s Republic of China.

3.	Party A and Party B have established business relations by signing a “Revised and Restated Exclusive Technical Consulting and Services Agreement” as well as other relevant agreements. Party B shall, under these agreements, make payments to Party A, so the daily business operations of Party B will cause a material effect on its ability to making relevant payments to Party A, both parties hereto have signed Business Operation Agreement and Revised and Restated Business Operation Agreement (the “Original Business Operation Agreement”) respectively on June 5, 2007 and June 6, 2012.

4.	The registered capital of Party B has been modified from RMB 10,000,000 to RMB 50,000,000 since June 6, 2012, the shareholders of Party B have been modified since 17 day of November, 2015, the capital contribution of each party in Party C has been currently modified as follows: Guo Lingyun holds RMB 2,600,000 of Party B’s capital contribution, Zhou Xu holds RMB 16,625,000 of Party B’s capital contribution, Shi Wenyong holds RMB 7,375,000 of Party B’s capital contribution;

Upon the principles of amicable consultation and mutual benefits, all Parties hereto reach the Agreement as follows for mutual compliance:

1.	OBLIGATIONS OF OMISSION

In order to facilitate Party B to perform such agreements as signed with Party A and to perform its obligations to Party A, all shareholders hereby confirm and agree that, without the prior written consent of Party A or other party designated by Party A, Party B will not engage in any transaction which may materially affect the its assets, business, personnel, obligations, rights or operation, including but not limited to:

1.1	Engaging in any activity which exceeds the normal business scope of the Company.

1.2	Borrowing money from any third party or assuming any debt, except for any loan or debt with single contract amount of less than RMB 150,000 during normal or daily business operation or many contracts signed and concluded with a same party within three consecutive months with the total amount of less than RMB 150,000.

1.3	Changing or removing any director or any executive officer of the Company;

1.4	Selling to or procuring from any third party any assets or rights with an amount of more than RMB 200,000, including but not limited to any intellectual property right.

1.5	Providing any third party with any warranty or guaranty by the Company’s assets or intellectual property rights, or attaching any other obligations to the Company’s assets, except for a warranty which occurs during normal or daily business operation with the prior written consent of Party A.

1.6	Altering or changing the “Articles of Association” or business scope of the Company.

1.7	Altering or changing any normal business procedure or bylaws or any major internal rules of the Company.

1.8	Transferring to any third party any right or obligation under this Agreement.

2.	OPERATION MANAGEMENT AND PERSONNEL ARRANGEMENT

2.1	Party B and all shareholders hereby agree and accept any proposals provided by Party A, from time to time, regarding the employee appointment and removal, daily business operation and financial management of the Company.

2.2	Party B and all Shareholders hereby agree that all Shareholders shall, pursuant to relevant laws and regulations and the Company’s “Articles of Association”, select such persons as appointed by Party A to serve as the directors, general manager, chief financial officer, and other senior managers of the Company.

2.3	In the event that such person as appointed by Party A leaves Party A, whether through voluntary resignation or being dismissed by Party A, he or she can no longer hold any position in Party B. Under such circumstance, all Shareholders shall select another person as appointed by Party A to serve such position.

2.4	For the purpose of the aforesaid Clause 2.3, all shareholders shall, pursuant to the stipulations of relevant laws and the Company’s “Articles of Association” and this Agreement, take and adopt all necessary internal and external measures to complete and finish the aforesaid removal and selection procedures.

2.5	All shareholders hereby agree that, upon signing this Agreement, they will sign a “Power of Attorney” (as Appendix 1 hereto). All shareholders shall, pursuant to such “Power of Attorney”, irrevocably authorize such persons as appointed by Party A to exercise all voting powers and rights that all shareholders enjoy as shareholders of Party B. All shareholders further agree that they will, pursuant to the requirements of Party A, immediately replace and change such authorized persons who are set out in the aforesaid Power of Attorney.

3.	OTHER STIPULATIONS

3.1	If and whenever any agreement between Party A and Party B is terminated or expired, both Parties shall consult whether to terminate all agreements between both Parties, including but not limited to the “Exclusive Technical Consulting and Services Agreement”.

3.2	Whereas Party A and Party B have established business relations by signing an “Exclusive Technical Consulting and Services Agreement” as well as relevant agreements, and the daily business activities of Party B will cause a material effect on its ability to make relevant payments to Party A. All shareholders hereby agree that they shall unconditionally pay or transfer to Party A any bonus, dividend or any other profit or interest (in any form) which is procured and obtained from Party B as the shareholders of Party B.

4.	ENTIRE AGREEMENT AND AGREEMENT ALTERATION

4.1	This Agreement and all of such agreements and/or documents as mentioned or implied herein shall constitute the entire agreement among the Parties with respect to the subject matter hereof, and shall supersede all previous oral and written agreements, contracts, understandings and communications. This Agreement shall supersede the Original Business Operation Agreement upon the date when this Agreement comes into effect.

4.2	This Agreement can only be amended or altered by written agreement signed by all parties. Such amendment or supplemental agreement properly signed by the parties shall be deemed as an integral part hereof, and shall have the same legal effect with this Agreement.

5.	GOVERNING LAWS

The signing, effectiveness, performance and interpretation hereof, as well as the settling of disputes, shall be governed by the laws of the People’s Republic of China.

6.	SETTLING OF DISPUTES

6.1	Any dispute as arising from the interpretation or performance of the articles and clauses hereunder shall be carefully settled through amicable discussions by the parties. In the event that no settlement could be reached, either party may submit the dispute in question for arbitration to China International Economic and Trade Arbitration Commission according to its then effective rules and proceeding. The arbitration shall be conducted in Beijing in mandarin Chinese. The award of the Arbitration shall be final and binding upon all parties.

6.2	The Parties shall, at good will, continue to perform their respective obligations hereunder except for the matters under arbitration.

7.	NOTICES

Any notice to be given by the parties for performing the rights and obligations hereunder shall be in writing and shall be sufficiently given by the designated person, or registered post, or postage prepaid mail, or certified mail, or fax to the following addresses of the parties.

Party A: NQ Mobile (Beijing) Co., Ltd.

Address: Room 1238-1, Building 1-B, Enterprise Incubator, Zhongguancun Software Industrial Park,

Dongbeiwang, Haidian District, Beijing, China

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Party B: Beijing NQ Technology Co., Ltd.

Address: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park,

Dongbeiwang, Haidian District, Beijing, China

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Party C:

Guo Lingyun, ID number: 360121197603280525

Address: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Zhou Xu, ID number: 110104196903103013

Address: Room 1601, Building 1, No.48, North Huayuan Road, Haidian District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Shi Wenyong, ID number: 352124197711280513

Address: Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

8.	AGREEMENT EFFECTIVENESS, TERM AND OTHERS

8.1	All written consents, proposals, appointments and other decisions as materially affecting the daily operation of Party B shall be made by the Board of Directors of Party A.

8.2	This Agreement shall come into effect when it is signed and concluded by all parties on the date provided on the front page of this Agreement. This Agreement shall be effective till the date when Party A is dissolved in accordance with the laws of the People’s Republic of China.

8.3	Within the effective period hereof, neither Party B nor all its shareholders shall terminate this Agreement in advance. Party A shall have the right to terminate this Agreement by issuing a notice in writing to Party B and all its shareholders 30 days in advance.

8.4	If and whenever any clause or provision hereof becomes illegal, invalid or unenforceable in any jurisdiction, such clause shall be deemed as having been deleted herefrom, but the other clauses and provisions hereof shall remain effective and valid, as if such clause were not included herein in the first place. The Parties shall, upon amicable negotiations, replace and supersede the deleted clause with an acceptable and legal and effective clause.

8.5	Failure to exercise any right, power or privilege hereunder by any party shall not be deemed as waiver. The exercise of any individual right, power or privilege or part of any right, power or privilege shall not prevent and impair the exercise of any other right, power or privilege.

In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date provided on the front page of this Agreement.

(No text of this Agreement below)

(This page is intentionally left blank for the signing of this Agreement)

Party A: NQ Mobile (Beijing) Co., Ltd.

(stamped)

Authorized Representative:

Xu Zemin

/s/ Xu Zemin

Party B: Beijing NQ Technology Co., Ltd.

(stamped)

Authorized Representative:

Xu Zemin

/s/ Xu Zemin

Party C:

Guo Lingyun

/s/ Guo Lingyun

Zhou Xu

/s/ Zhou Xu

Shi Wenyong

/s/ Shi Wenyong

Appendix 1:

Power of Attorney

We, shareholders of Beijing NQ Technology Co., Ltd. (“NQ Technology”), Guo Lingyun(ID number: 360121197603280525), Zhou Xu (ID number: 110104196903103013) and Shi Wenyong (ID number: 352124197711280513), hereby irrevocably authorize NQ Mobile (Beijing) Co., Ltd. (the “Authorizee”) to exercise the following rights within the effective period of this Power of Attorney.

The Authorizee may duly represent us to enjoy and exercise all shareholders’ rights which are stipulated by laws and the “Articles of Association” of the Company, including but not limited to: the right to propose a shareholders’ meeting; the right to receive any notice on shareholders’ meetings and agendas; the right to attend a shareholders’ meeting of NQ Technology and exercise all voting rights (including serving as our duly authorized representative to appoint and designate the directors, general manager, chief financial officer, and other executive officer of the Company, and to decide the bonus of the Company, etc.); the right to sell or transfer all or any of our shares in NQ Technology, etc.

The Authorizee shall have the right to appoint such persons as selected by its Board of Directors (or executive director) to exercise such rights hereunder as authorized by the Authorizers.

Unless this “Business Operations Agreement” as jointly signed and concluded by NQ Technology, the Authorizee, Guo Lingyun, Zhou Xu and Shi Wenyong is terminated in advance by virtue of any reason, this Power of Attorney shall remain effective from the date it is signed to the date when the Authorizee is dissolved in accordance with the laws of the People’s Republic of China.

The Authorizer:	The Authorizer:	The Authorizer:
Guo Lingyun /s/ Guo Lingyun	Shi Wenyong /s/ Shi Wenyong	Zhou Xu /s/ Zhou Xu

Date: November 17, 2015